SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 12)

UNDER THE SECURITIES EXCHANGE ACT OF 1934*

Red Rock Resorts, Inc.

(Name of Issuer)

Common A Common Stock, par value $0.01

(Title of Class of Securities)

75700L108

(CUSIP Number)

Frank J. Fertitta III

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

(702) 495-3000

with a copy to:

Brett D. Nadritch, Esq.

Milbank LLP

55 Hudson Yards

New York, NY 10001

(212)530-5100

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 13, 2024

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 75700L108	Page 2 of 23 Pages

(1)	Name of reporting person Fertitta Business Management LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 26,347,072
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 26,347,072

(11)	Aggregate amount beneficially owned by each reporting person 26,347,072
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 30.65%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 3 of 23 Pages

(1)	Name of reporting person FI Station Investor LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 21,163,209
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 21,163,209

(11)	Aggregate amount beneficially owned by each reporting person 21,163,209
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 26.21%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 4 of 23 Pages

(1)	Name of reporting person FBM Sub 1 LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 5,603,880
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 5,603,880

(11)	Aggregate amount beneficially owned by each reporting person 5,603,880
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 8.59%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 5 of 23 Pages

(1)	Name of reporting person The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,897,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,897,535

(11)	Aggregate amount beneficially owned by each reporting person 1,897,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 3.18%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 6 of 23 Pages

(1)	Name of reporting person FJF, LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,897,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,897,535

(11)	Aggregate amount beneficially owned by each reporting person 1,897,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 3.18%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 7 of 23 Pages

(1)	Name of reporting person The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,697,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,697,535

(11)	Aggregate amount beneficially owned by each reporting person 2,697,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 4.53%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 8 of 23 Pages

(1)	Name of reporting person Frank J. Fertitta, III 2006 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,643,134
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,643,134

(11)	Aggregate amount beneficially owned by each reporting person 1,643,134
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 2.76%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 9 of 23 Pages

(1)	Name of reporting person Lorenzo J. Fertitta 2006 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 843,134
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 843,134

(11)	Aggregate amount beneficially owned by each reporting person 843,134
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 1.41%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 10 of 23 Pages

(1)	Name of reporting person Fertitta Holdco LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 21,163,209
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 21,163,209

(11)	Aggregate amount beneficially owned by each reporting person 21,163,209
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 26.21%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 11 of 23 Pages

(1)	Name of reporting person Fertitta Investment LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 19,528,932
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 19,528,932

(11)	Aggregate amount beneficially owned by each reporting person 19,528,932
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 24.69%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 12 of 23 Pages

(1)	Name of reporting person KVF Investments, LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 8,042,280
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 8,042,280

(11)	Aggregate amount beneficially owned by each reporting person 8,042,280
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 11.89%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 13 of 23 Pages

(1)	Name of reporting person LNA Investments, LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 8,042,280
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 8,042,280

(11)	Aggregate amount beneficially owned by each reporting person 8,042,280
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 11.89%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 14 of 23 Pages

(1)	Name of reporting person F & J Fertitta Family Business Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 13,173,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 13,173,535

(11)	Aggregate amount beneficially owned by each reporting person 13,173,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 18.10%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 15 of 23 Pages

(1)	Name of reporting person L & T Fertitta Family Business Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 13,173,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 13,173,535

(11)	Aggregate amount beneficially owned by each reporting person 13,173,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 18.10%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 16 of 23 Pages

(1)	Name of reporting person F & J Fertitta Grandchildren’s 2020 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 675,000
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 675,000

(11)	Aggregate amount beneficially owned by each reporting person 675,000
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 1.13%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 17 of 23 Pages

(1)	Name of reporting person L & T Fertitta Grandchildren’s 2020 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 675,000
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 675,000

(11)	Aggregate amount beneficially owned by each reporting person 675,000
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 1.13%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 18 of 23 Pages

(1)	Name of reporting person Frank J. Fertitta III
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization U.S.A.

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 45,847,301
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 45,847,301

(11)	Aggregate amount beneficially owned by each reporting person 45,847,301
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 44.95%
(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 75700L108	Page 19 of 23 Pages

(1)	Name of reporting person Lorenzo J. Fertitta
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization U.S.A.

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 47,447,301
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 47,447,301

(11)	Aggregate amount beneficially owned by each reporting person 47,447,301
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 46.52%
(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 75700L108	Page 20 of 23 Pages

EXPLANATORY NOTE

This Amendment No. 12 to Schedule 13D (this “Amendment No. 12”) amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2016 (the “Original Schedule 13D”), as amended by Amendment No. 1 to Schedule 13D filed with the SEC on May 20, 2016 (“Amendment No. 1”), as amended by Amendment No. 2 to Schedule 13D filed with the SEC on August 12, 2019 (“Amendment No. 2”), as amended by Amendment No. 3 to Schedule 13D filed with the SEC on August 16, 2019 (“Amendment No. 3”), as amended by Amendment No. 4 to Schedule 13D filed with the SEC on August 23, 2019 (“Amendment No. 4”), as amended by Amendment No. 5 to Schedule 13D filed with the SEC on August 10, 2020 (“Amendment No. 5”), as amended by Amendment No. 6 to Schedule 13D filed with the SEC on August 11, 2020 (“Amendment No. 6”), as amended by Amendment No. 7 to Schedule 13D filed with the SEC on August 13, 2020 (“Amendment No. 7”), as amended by Amendment No. 8 to Schedule 13D filed with the SEC on August 19, 2020 (“Amendment No. 8”), as amended by Amendment No. 9 to Schedule 13D filed with the SEC on August 25, 2020 (“Amendment No. 9”), as amended by Amendment No. 10 to Schedule 13D filed with the SEC on August 25, 2021 (“Amendment No. 10”), as amended by Amendment No. 11 to Schedule 13D filed with the SEC on December 14, 2021 (“Amendment No. 11,” and together with the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9 and Amendment No. 10, the “Schedule 13D”), as specifically set forth herein. Capitalized terms used but not defined in this Amendment No. 12 have the meanings given to such terms in the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10 and Amendment No. 11, as the case may be.

Item 4. Purpose of Transaction

The disclosure in Item 4 is hereby supplemented by adding the following:

On May 13, 2024, FJF, LLC sold 800,000 shares of Class A Common Stock, at the closing price of the Class A Common Stock on May 13, 2024, to the Frank J. Fertitta, III 2006 Irrevocable Trust in connection with an estate planning transaction.

Item 5. Interest in Securities of the Issuer

Item 5(a) and (b) are amended and restated to read as follows:

(a) and (b) The following table sets forth the aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person (assuming (A) 59,610,393 shares of Class A Common Stock outstanding, which is based on (i) 59,610,393 shares of Class A Common Stock outstanding as of May 13, 2024 and (B) as of May 13, 2024, the exchange ratio for the exchange of LLC Units into shares of Class A Common stock is 0.93398 (as reported by the Issuer to the Reporting Persons)). The aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3.

Reporting Person	Number of Shares Beneficially Owned	Percentage of Class A Common Stock Outstanding(1)
Fertitta Business Management LLC	26,347,072	30.65%
FI Station Investor LLC	21,163,209	26.21%
FBM Sub 1 LLC	5,603,880	8.59%
The Frank J. Fertitta and Jill Ann Fertitta Family Trust	1,897,535	3.18%
FJF, LLC	1,897,535	3.18%
The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust	2,697,535	4.53%
Frank J. Fertitta, III 2006 Irrevocable Trust	1,643,134	2.76%
Lorenzo J. Fertitta 2006 Irrevocable Trust	843,134	1.41%
Fertitta Holdco LLC	21,163,209	26.21%
Fertitta Investment LLC	19,528,932	24.69%
KVF Investments, LLC	8,042,280	11.89%
LNA Investments, LLC	8,042,280	11.89%

SCHEDULE 13D

CUSIP No. 75700L108	Page 21 of 23 Pages

F & J Fertitta Family Business Trust	13,173,535	18.10%
L & T Fertitta Family Business Trust	13,173,535	18.10%
F & J Fertitta Grandchildren’s 2020 Irrevocable Trust	675,000	1.13%
L & T Fertitta Grandchildren’s 2020 Irrevocable Trust	675,000	1.13%
Frank J. Fertitta III	45,847,301	44.95%
Lorenzo J. Fertitta	47,447,301	46.52%
Total for Group	50,862,970	49.87%

(1)

Assumes (a) all outstanding LLC Units beneficially owned by the Reporting Person were exchanged for newly-issued shares of Class A Common Stock in accordance with the terms of the Exchange Agreement dated April 28, 2016 (the “Exchange Agreement”) and (b) the exchange ratio under such Agreement as of May 13, 2024 is 0.0.93398.

Item 7. Material to be Filed as Exhibits

Exhibit	Description

Exhibit 1	Power of Attorney for Fertitta Business Management LLC

Exhibit 2	Power of Attorney for FI Station Investor LLC

Exhibit 3	Power of Attorney for FBM Sub 1 LLC

Exhibit 4	Power of Attorney for The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust

Exhibit 5	Power of Attorney for FJF, LLC

Exhibit 6	Power of Attorney for The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust

Exhibit 7	Power of Attorney for Frank J. Fertitta, III 2006 Irrevocable Trust

Exhibit 8	Power of Attorney for Lorenzo J. Fertitta 2006 Irrevocable Trust

Exhibit 9	Power of Attorney for Fertitta Holdco LLC

Exhibit 10	Power of Attorney for Fertitta Investment LLC

Exhibit 11	Power of Attorney for KVF Investments, LLC

Exhibit 12	Power of Attorney for LNA Investments, LLC

Exhibit 13	Power of Attorney for F & J Fertitta Family Business Trust

Exhibit 14	Power of Attorney for L & T Fertitta Family Business Trust

Exhibit 15	Power of Attorney for F & J Fertitta Grandchildren’s 2020 Irrevocable Trust

Exhibit 16	Power of Attorney for L & T Fertitta Grandchildren’s 2020 Irrevocable Trust

Exhibit 17	Power of Attorney for Frank J. Fertitta III

Exhibit 18	Power of Attorney for Lorenzo J. Fertitta

Exhibit 19	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 19 to Amendment No. 10 to the Schedule 13D filed by the Reporting Persons on August 25, 2021).

SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: May 15, 2024

Fertitta Business Management LLC

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

FI Station Investor LLC

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

FBM Sub 1 LLC

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

Frank J. Fertitta, III 2006 Irrevocable Trust

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

Lorenzo J. Fertitta 2006 Irrevocable Trust

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

Fertitta Investment LLC

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

Fertitta Holdco LLC

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

LNA Investments, LLC

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

KVF Investments, LLC

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

F & J Fertitta Family Business Trust

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

L & T Fertitta Family Business Trust

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

F & J Fertitta Grandchildren’s 2020 Irrevocable Trust

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

L & T Fertitta Grandchildren’s 2020 Irrevocable Trust

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

FJF, LLC

By:	/s/ Daniel Schafer
Name: Daniel Schafer
Title: Attorney-in-Fact

/s/ Frank J. Fertitta III
Frank J. Fertitta III

/s/ Lorenzo J. Fertitta
Lorenzo J. Fertitta